Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the related Prospectus of United Western Bancorp, Inc. and subsidiaries of our report dated March 3, 2009, except for Notes 2, 3, 6, 8, 12, 14, 15, 19, 20 and 28, which are as of August 7, 2009 on the 2008 consolidated financial statements and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K/A of United Western Bancorp, Inc. and subsidiaries for the year ended December 31, 2008. As discussed in our report dated March 3, 2009, except for Notes 2, 3, 6, 8, 12, 14, 15, 19, 20 and 28 which are as of August 7, 2009, United Western Bancorp, Inc. and subsidiaries retrospectively adopted Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, and retrospectively applied Financial Accounting Standards Board Statement 144, “Accounting for the Impairment or Disposal of Long Lived Assets”.
We also consent to the reference to us under the heading “Experts” in this Amendment No. 1 to Registration Statement on Form S-1.
/s/ Crowe Horwath LLP
Sherman Oaks, California
September 8, 2009